Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Stock Incentive Plan (as Amended and Restated effective May 15, 2020) (as amended by Amendment Number One dated January 14, 2021) (the “Plan”) of Westinghouse Air Brake Technologies Corporation of our reports dated February 24, 2020, with respect to the consolidated financial statements and schedule of Westinghouse Air Brake Technologies Corporation and the effectiveness of internal control over financial reporting of Westinghouse Air Brake Technologies Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 18, 2021